Exhibit 3.10

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A CORPORATION

A LIMITED LIABILITY COMPANY

PURSUANT TO SECTION 266

OF THE DELAWARE

GENERAL CORPORATION LAW.

                1.             The name of the corporation immediately prior to filing this Certificate is Brand Scaffold Services, Inc.

                2.             The date the Certificate of Incorporation was filed on is June 18, 1999.

                3.             The original name of the corporation as set forth in the Certificate of Incorporation is Brand Scaffold Services, Inc.

                4.             The name of the limited liability company as set forth in the formation is Brand Scaffold Services, LLC.

                5.             The conversion has been approved in accordance with the provisions of Section 266.

                6.             This Certificate of Conversation shall become effective as of 6:00 p.m. on January 31, 2005.

By:	/s/ Raymond L. Edwards
Authorized Officer

Name:	Raymond L. Edwards, Secretary